August 28, 2023

Board of Trustees, MainStay Funds Trust 51 Madison Avenue New York, NY 10010

Re: MainStay Funds Trust

 (File Nos. 333-160918 and 811-22321)

Ladies and Gentlemen:

We have acted as counsel for MainStay Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of, as applicable, Investor Class, Class A, Class C, Class I, Class P, Class R1, Class R2, Class R3 and Class R6 of MainStay PineStone Global Equity Fund, MainStay PineStone International Equity Fund and MainStay PineStone U.S. Equity Fund, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Post-Effective Amendment No. 187 to the Registration Statement under the 1933 Act, and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust’s Amended and Restated Declaration of Trust, proposed to be sold pursuant to Post-Effective Amendment No. 187 to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 187 and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 187, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 187 to the Registration Statement, and to the use of our name in the Trust’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 187 to the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP